As filed with the Securities and Exchange Commission on June 3, 2025

Registration No. 333-257768

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-257768

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

23andMe Holding Co.

(Exact name of registrant as specified in its charter)

Delaware	87-1240344
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

870 Market Street, Room 415

San Francisco, California, 94102

(650) 938-6300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Guy Chayoun

Vice President, General Counsel & Corporate Secretary

23andMe Holding Co.

870 Market Street, Room 415

San Francisco, California, 94102

(Name and address of agent for service)

(650) 938-6300 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marlee S. Myers

Justin W. Chairman

Alexandra M. Good

Morgan, Lewis & Bockius LLP

One Oxford Centre, Thirty-Second Floor

Pittsburgh, Pennsylvania 15219

(412) 560-3300

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On July 8, 2021, 23andMe Holding Co. (the “Company”) filed a Registration Statement on Form S-1 (File No. 333-257768) with the Securities and Exchange Commission (the “SEC”), which was subsequently declared effective by the SEC on July 15, 2021 (the “S-1 Registration Statement”). The S-1 Registration Statement initially registered (i) the resale from time to time by the selling securityholders named therein (the “Selling Holders”) of up to (A) 280,940,853 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) and (B) 8,113,999 Private Placement Warrants (as defined in the S-1 Registration Statement), (ii) the issuance by the Company of up to an aggregate of 25,065,665 shares of Class A Common Stock issuable upon the exercise of warrants, and (iii) the issuance by the Company of 467,670 shares of Class A Common Stock reserved for issuance upon the exercise of options to purchase Class A Common Stock granted under the 23andMe Holding Co. 2021 Incentive Equity Plan held by certain of the Company’s current and former employees and consultants.

On November 3, 2022, the Company filed a Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 1” and, the S-1 Registration Statement as amended by Post-Effective Amendment No. 1, the “Registration Statement”) with the SEC to (i) convert the S-1 Registration Statement into a Registration Statement on Form S-3, (ii) remove references to the registration of the Company’s outstanding warrants and the shares of Class A Common Stock to be issued upon exercise thereof, which removal reflects the redemption or exercise of such warrants on or before December 22, 2021, and (iii) include updated information regarding the Selling Holders named therein, including a reduction in the aggregate number of shares of Class A Common Stock being offered by the Selling Holders to 256,985,249 shares.

This Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) to the Registration Statement is being filed by the Company with the SEC to deregister and terminate any and all shares of the Class A Common Stock and any and all other securities registered but unsold or otherwise unissued as of the date hereof thereunder.

On March 23, 2025, the Company and certain of its subsidiaries filed voluntary petitions seeking relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Missouri (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, the Company has terminated any and all offerings and sales of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a Post-Effective Amendment, any and all securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all of such securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on June 3, 2025.

23andMe Holding Co.

By:	/s/ Joseph Selsavage
Name:	Joseph Selsavage
Title:	Interim Chief Executive Officer and Chief Financial and Accounting Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.